Exhibit 99.1

Greatbatch, Inc. Reports 2010 First Quarter Results

CLARENCE, N.Y.--(BUSINESS WIRE)--April 29, 2010--Greatbatch, Inc. (NYSE: GB), today announced results for its first quarter ended April 2, 2010:

  Sales of $132.0 million. While 6% below the prior year were 5% above the sequential quarter.
  Adjusted operating margin of 11.4% reflecting higher R&D investment.
  GAAP diluted EPS of $0.24 per share and adjusted diluted EPS of $0.32 per share.
  Strong cash flows from operations of $21 million.
  Affirms full year 2010 guidance.
	2010	2009	%	2009	%
(Dollars in thousands, except share data)	1st Qtr.	1st Qtr.	Change	4th Qtr.	Change
Sales	$132,029	$139,818	-6%	$125,808	5%

GAAP Operating Income (Loss)	$13,996	$14,799	-5%	$(2,287)	NA
GAAP Operating Income (Loss) as % of Sales	10.6%	10.6%	0.0%	-1.8%	12.4%

Adjusted Operating Income*	$14,988	$17,602	-15%	$16,422	-9%
Adjusted Operating Income as % of Sales	11.4%	12.6%	-1.2%	13.1%	-1.7%

GAAP Diluted EPS	$0.24	$0.28	-14%	$(0.07)	NA
Adjusted Diluted EPS*	$0.32	$0.41	-22%	$0.40	-20%

* See Tables A and B at the end of this release for reconciliation of adjusted amounts to GAAP.

CEO Comments

“Our sales results were in line with our expectations and indicative of a good start to the year,” stated Thomas J. Hook, president & CEO, Greatbatch, Inc. “We carried the momentum that began in the fourth quarter of last year into 2010, delivering sequential sales growth for the second consecutive quarter. More importantly, our growth was broad-based and was supported by improvement in all of the underlying markets we serve. This improvement, coupled with our strong customer relationships and strategic initiatives, gives us confidence in our previously communicated expectations for the year. We remain committed to our long-term growth and profitability, which we believe will be fueled by our investments in innovative new products and solutions, as well as improved operational efficiencies across our business.”

First Quarter Results

Consolidated sales in the first quarter of 2010 were $132.0 million versus the $139.8 million in the comparable 2009 period. This 6% decline from the prior year was due to inventory stocking by our customers in the 2009 period and the underlying conditions in the orthopaedics and energy markets. However, in comparison to the sequential 2009 fourth quarter, sales increased 5% driven by improvements across all of our product lines, including a 17% increase in orthopaedics and an 8% increase in vascular sales.

Gross profit as a percentage of sales for the 2010 first quarter was consistent with the 2009 first quarter of 31.6%, as the benefit from our various consolidation and cost-cutting initiatives was offset by lower production volumes and excess capacity, which was expensed in the current quarter. We expect that our margins will improve throughout 2010 as sales levels increase and we more fully utilize our manufacturing capacity.

Selling, general and administrative expenses of $15.7 million for the first quarter of 2010 were $3.0 million lower than the same period of 2009 due to our various consolidation and cost cutting initiatives, as well as reduced 2010 performance-based compensation of approximately $1.6 million for the quarter compared to the 2009 period.

As expected, net research, development and engineering (“RD&E”) costs for the 2010 first quarter of $11.0 million were above the comparable 2009 period of $7.9 million, due to the Company further investing resources in the development of new technologies in order to provide solutions for its customers and ultimately create long-term growth opportunities. Additionally, during the quarter the Company received a lower level of customer cost reimbursements. These cost reimbursements can vary significantly from period to period due to the timing of the achievement of milestones on development projects. Excluding customer cost reimbursements, RD&E was 9.5% of sales for the current quarter compared to 7.5% of sales in the first quarter of 2009. Management anticipates that while cost reimbursements will return to more normal levels, the higher level of RD&E investment will continue for the remainder of 2010, consistent with the Company’s long-term growth strategy.

GAAP operating income for the first quarter of 2010 was $14.0 million compared to $14.8 million for the 2009 first quarter. Similarly, adjusted operating income was $15.0 million, or 11.4% of sales, in the first quarter 2010, compared to $17.6 million, or 12.6% of sales, for the comparable 2009 period. Adjusted operating income amounts for the first quarter of 2010 and 2009 exclude the impact of facility consolidation, manufacturing transfer and system integration charges, asset write-down and disposition charges. See Table A at the end of this release for a reconciliation of adjusted operating income amounts to GAAP and the “Use of Non-GAAP Financial Information” section below.

The 2010 first quarter GAAP and adjusted effective tax rates increased to 35%, compared to 31.5% and 32.6%, respectively, for the 2009 period. This increase was primarily due to the expiration of the U.S. R&D tax credit at the end of 2009. Current proposed legislation, if enacted, would reinstate this tax credit retroactive to the beginning of the year.

GAAP diluted EPS for the first quarter 2010 were $0.24 per share compared to $0.28 per share for the first quarter 2009. Similarly, adjusted diluted EPS were $0.32 per share in the first quarter 2010 versus $0.41 for the comparable 2009 period. See Table B at the end of this release for a reconciliation of adjusted diluted EPS amounts to GAAP and the “Use of Non-GAAP Financial Information” section below.

Cash flows from operations for the first quarter of 2010 were approximately $21 million compared to $0.06 million for the 2009 first quarter and $21.5 million for the 2009 fourth quarter. The increase from the prior year first quarter is primarily due to the Company’s strategic initiatives designed to improve operational efficiency, which included initiatives to reduce inventory and receivable levels, as well as the timing of payments and lower consolidation and integrations costs. As of April 2, 2010, the Company had $56 million of cash and cash equivalents and approximately $114 million of availability under its revolving line of credit. The Company currently expects that cash generated during 2010 will be used to support capital expenditures and to pay down debt.

CFO Comments

“We are encouraged by our top-line growth and strong cash generation over the last two quarters,” commented Thomas J. Mazza, senior vice president & chief financial officer. “During the quarter, we continued to take steps to improve our operating efficiency in order to fund our RD&E investments and we expect our operating margin to improve throughout the remainder of the year as sales increase and we further leverage our manufacturing capacity. We remain confident that our full-year adjusted operating margin will be in-line with our previously stated guidance of 12.0% to 13.5% of sales for 2010.”

Product Lines

The following table summarizes the Company’s sales by major product lines (in thousands):

	2010	2009	%	2009	%
Product Lines	1st Qtr.	1st Qtr.	Change	4th Qtr.	Change
Greatbatch Medical
CRM/Neuromodulation	$76,925	$77,267	0%	$75,969	1%
Vascular	8,166	10,733	-24%	7,556	8%
Orthopaedics	29,442	34,083	-14%	25,233	17%
Total Greatbatch Medical	114,533	122,083	-6%	108,758	5%
Electrochem	17,496	17,735	-1%	17,050	3%
Total Sales	$132,029	$139,818	-6%	$125,808	5%

Greatbatch Medical

CRM and neuromodulation sales remained consistent with the prior year first quarter. Current quarter sales includes the benefit of further adoption of the Company’s Q batteries, which empower new device features and reduces the overall size of medical devices. Offsetting these increases was lower feedthrough sales as the first quarter 2009 included the benefit of customer product launches.

First quarter 2010 sales for the vascular product line were $8.2 million, compared to prior year sales of $10.7 million. This decrease was primarily due to lower introducer sales as a result of customer inventory stocking during the first half of 2009 in connection with our on-going introducer litigation. The impact of this inventory stocking began to ease during the first quarter of 2010 as vascular sales increased 8% from the sequential quarter.

Orthopaedics product line sales of $29.4 million for the first quarter 2010 declined from the $34.1 million for the comparable 2009 period due to the uncertain economic and regulatory environment, which caused reduced spending on elective procedures and increased emphasis by our customers on inventory management programs. As expected, the impact of these factors eased further during the current quarter as sales increased 17% over the sequential quarter.

Electrochem

First quarter 2010 sales for the Electrochem business segment were $17.5 million, slightly below the $17.7 million in the first quarter 2009. The decrease from the prior year primarily related to the slowdown in the energy and portable medical markets, which caused customers to reduce inventory levels and push back projects. These conditions continued to ease in the first quarter, but are still expected to be a challenge for the next two quarters.

Financial Guidance

At this time, we are reaffirming the guidance provided at the beginning of the year as follows:

2010 Annual Sales Growth Rates

  CRM & Neuromodulation: 2% to 5%
  Vascular: 3% to 7%
  Orthopaedics: 3% to 7%
  Electrochem: 0% to 5%

Adjusted Operating Income as % of Sales*: 12.0% - 13.5% of sales for the full year 2010

* Adjusted operating income is GAAP operating income excluding costs associated with plant consolidations and integration of acquisitions of approximately $4.0 million to $6.0 million.

Conference Call

The Company will host a conference call on Thursday April 29, 2010 at 5:00 p.m. Eastern Time to discuss these results. The scheduled conference call will be webcast live and is accessible through the Company’s website at www.greatbatch.com. An audio replay will also be available beginning from 8:00 p.m. Eastern Time on April 29, 2010 until May 6, 2010. To access the replay, dial 888-286-8010 (U.S.) or 617-801-6888 (International) and enter the passcode 95822768.

About Greatbatch, Inc.

Greatbatch, Inc. (NYSE: GB) provides top-quality technologies to industries that depend on reliable, long-lasting performance through its brands Greatbatch Medical and Electrochem. Greatbatch Medical develops and manufactures critical technologies used in medical devices for the cardiac rhythm management, neuromodulation, vascular and orthopaedics markets. Electrochem designs and manufactures battery and wireless sensing technologies for high-end niche applications in the energy, military, portable medical, and other markets. Additional information about the Company is available at www.greatbatch.com.

Use of Non-GAAP Financial Information

In addition to our results reported in accordance with GAAP, we provide adjusted operating income and margin, adjusted net income and adjusted earnings per diluted share. These adjusted amounts consist of GAAP amounts excluding the following adjustments to the extent occurring during the period: (i) acquisition-related charges, (ii) facility consolidation, manufacturing transfer and system integration charges, (iii) asset write-down and disposition charges, (iv) litigation charges (v) convertible debt accounting change adjustments and (vi) the income tax (benefit) related to these adjustments. Adjusted earnings per diluted share is calculated by dividing adjusted net income for diluted earnings per share by diluted weighted average shares outstanding. We believe that the presentation of adjusted operating income and margin, adjusted net income and adjusted diluted earnings per share provides important supplemental information to management and investors seeking to understand the financial and business trends relating to our financial condition and results of operations.

Forward-Looking Statements

Some of the statements in this press release, including the information provided under the caption “Financial Guidance,” and other written and oral statements made from time to time by the Company and its representatives are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended, and involve a number of risks and uncertainties. These statements can be identified by terminology such as “may,” “will,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” or the negative of these terms or other comparable terminology. These statements are based on the Company’s current expectations. The Company’s actual results could differ materially from those stated or implied in such forward-looking statements. Risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements include, among others, the following matters affecting the Company: our dependence upon a limited number of customers; customer ordering patterns; product obsolescence; our inability to market current or future products; pricing pressure from customers; our ability to timely and successfully implement our cost reduction and plant consolidation initiatives; our reliance on third party suppliers for raw materials, products and subcomponents; fluctuating operating results; our inability to maintain high quality standards for our products; challenges to our intellectual property rights; product liability claims; our inability to successfully consummate and integrate acquisitions and to realize synergies and to operate the acquired businesses in accordance with expectations; our unsuccessful expansion into new markets; our inability to obtain licenses to key technology; regulatory changes or consolidation in the healthcare industry; global economic factors including currency exchange rates and interest rates; the resolution of various legal actions brought against the Company and other risks and uncertainties described in the Company’s Annual Report on Form 10-K and in other periodic filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

Table A: Operating Income Reconciliation (in thousands):

	2010	2009
	1st Qtr.	1st Qtr.
Operating income as reported:	$13,996	$14,799
Adjustments:
Consolidation costs	320	1,899
Integration expenses	122	863
Asset dispositions & other	550	41
Operating income – adjusted	$14,988	$17,602
Operating margin – adjusted	11.4%	12.6%

Table B: Net Income and Diluted EPS Reconciliation (in thousands, except per share amounts):

	2010	2009
	1st Qtr.	1st Qtr.
Income before taxes as reported:	$8,534	$9,728
Adjustments:
Consolidation costs	320	1,899
Integration expenses	122	863
Asset dispositions & other	550	41
Adjusted income before taxes	9,526	12,531
Convertible debt accounting change	1,914	1,775
Sub-total	11,440	14,306
Adjusted provision for income taxes	4,004	4,666
Adjusted net income	$7,436	$9,640
Adjusted diluted EPS	$0.32	$0.41
Number of shares	23,900	23,900

Note: Adjustments were made based on the adjusted effective tax rate of 35.0% for 2010 and 2009.

GREATBATCH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - Unaudited
(In thousands except per share amounts)

	Three months ended
	April 2,	April 3,
	2010	2009

Sales	$132,029	$139,818
Cost of sales	90,365	95,654
Gross profit	41,664	44,164
Operating expenses:
Selling, general and administrative expenses	15,652	18,687
Research, development and engineering costs, net	11,024	7,875
Other operating expense, net	992	2,803
Total operating expenses	27,668	29,365
Operating income	13,996	14,799
Interest expense	5,148	4,889
Interest income	(2)	(25)
Other expense, net	316	207
Income before provision for income taxes	8,534	9,728
Provision for income taxes	2,987	3,064
Net income	$5,547	$6,664

Earnings per share:
Basic	$0.24	$0.29
Diluted	$0.24	$0.28

Weighted average shares outstanding:
Basic	23,000	22,800
Diluted	23,900	23,900

GREATBATCH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS - Unaudited
(In thousands)

	As of
ASSETS	April 2,	January 1,
	2010	2010
Current assets:
Cash and cash equivalents	$56,317	$37,864
Accounts receivable, net	81,568	81,488
Inventories	105,924	106,609
Deferred income taxes	14,040	13,896
Prepaid expenses and other current assets	10,607	13,313
Total current assets	268,456	253,170

Property, plant, and equipment, net	148,110	153,601
Intangible assets, net	99,380	102,364
Goodwill	302,778	303,926
Deferred income taxes	1,764	2,458
Other assets	14,777	15,024
Total assets	$835,265	$830,543

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$35,505	$34,395
Income taxes payable	1,253	403
Current portion of long-term debt	30,450	30,450
Deferred income taxes	196	-
Accrued expenses and other current liabilities	62,844	67,996
Total current liabilities	130,248	133,244

Long-term debt	261,327	258,972
Deferred income taxes	55,625	54,043
Other long-term liabilities	4,406	4,560
Total liabilities	451,606	450,819
Stockholders' equity:
Preferred stock	-	-
Common stock	23	23
Additional paid-in capital	293,035	291,926
Treasury stock	(635)	(635)
Retained earnings	91,809	86,262
Accumulated other comprehensive gain (loss)	(573)	2,148
Total stockholders’ equity	383,659	379,724
Total liabilities and stockholders' equity	$835,265	$830,543

CONTACT:
Greatbatch, Inc.
Marco Benedetti, 716-759-5856
Corporate Controller & Treasurer